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                                                                 EXHIBIT 10(aa)2


                                AMENDMENT TO THE
                   ALLETE DIRECTOR COMPENSATION DEFERRAL PLAN

      The ALLETE Director Compensation Deferral Plan (the "Plan") dated January 1, 1990, is amended as follows:

      A new section 5.4 "Unscheduled Benefit Payments" is added as follows:

      A Director may elect at any time prior to the time that the first payment from his or her account would otherwise be paid, to withdraw in a single lump sum all, or a specified portion of the balance of his or her Deferral Account. A Director may also make an election at any time subsequent to the start of installment payments from his or her account, to withdraw in a lump sum the entire balance of his or her Deferral Account. Withdrawals under this section will be reduced in amount by an early withdrawal penalty equal to ten percent of the amount requested, which will be deducted from the amount paid to the Director, and forfeited by the Director to the Company. Written notice of election to withdraw under this Section stating the lump sum amount withdrawn shall be sent to the General Counsel of the Company, and payment of the early withdrawal shall be made by the Company within thirty days of receipt of written notice.



                                  ALLETE, Inc.,

                                  By:   /s/ Philip R. Halverson
                                       ------------------------------
                                       Philip R. Halverson
                                       Vice President, General Counsel
                                       and Secretary